Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-191436 and 333-203222 on Form S-8 of our reports dated March 30, 2017, relating to the consolidated financial statements of Science Applications International Corporation and subsidiaries, and the effectiveness of Science Applications International Corporation and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Science Applications International Corporation for the year ended February 3, 2017.

/s/ DELOITTE & TOUCHE LLP

McLean, Virginia
March 30, 2017